SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

BioDelivery Sciences International, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 31, 2016

To the Stockholders of BioDelivery Sciences International, Inc.:

BioDelivery Sciences International, Inc. (the “Company”) is pleased to send you the enclosed notice of the 2016 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 11:00 a.m. on Thursday, June 30, 2016 at the Hilton Garden Inn, 3912 Arrow Drive, Raleigh, North Carolina.

The items of business for the Meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the attached Proxy Statement. The Proxy Statement is first being mailed to stockholders of the Company on or about June 9, 2016.

Your vote is important—please date, sign and return your proxy card in the enclosed envelope or vote online as soon as possible to ensure that your shares will be represented and voted at the Meeting even if you cannot attend. If you attend the Meeting, you may vote your shares in person even though you have previously signed and returned your proxy. However, if you intend to vote in person, you must remember to bring your proxy card or brokerage statement to the meeting as proof of your share ownership at the time of the meeting.

If you have any questions regarding this material, please do not hesitate to call me at (919) 582-9050.

Sincerely yours,

Mark. A. Sirgo, Pharm.D.

President and Chief Executive Officer

BioDelivery Sciences International, Inc.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE ONLINE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

4131 ParkLake Ave., Suite #225

Raleigh, North Carolina 27612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 30, 2016

The 2016 Annual Meeting of Stockholders (the “Meeting”) of BioDelivery Sciences International, Inc. (the “Company”) will be held at 11:00 a.m. on Thursday, June 30, 2016, at the Hilton Garden Inn, 3912 Arrow Drive, Raleigh, North Carolina, for the following purposes:

1.	To elect Mark A. Sirgo and Thomas W. D’Alonzo as Class II directors, each to serve for a three-year term that expires at the 2019 Annual Meeting of Stockholders, or until his successor is elected and qualified or until his earlier resignation or removal;

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry Bekaert LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To conduct a non-binding advisory vote on our 2015 executive compensation;

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. Even if you have previously submitted a proxy card, you may choose to vote in person at the Meeting. Whether or not you expect to attend the Meeting, please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation at the Meeting. If you hold your shares through a brokerage firm, you may cast your vote by visiting www.proxyvote.com. If you are a registered stockholder, you may cast your vote by visiting www.voteproxy.com. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com.

The Board of Directors unanimously recommends a vote “FOR” the approval of each of the proposals to be submitted at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Ernest R. De Paolantonio, CPA

Secretary, Treasurer and Chief Financial Officer

Raleigh, North Carolina

May 31, 2016

BIODELIVERY SCIENCES INTERNATIONAL, INC.

4131 ParkLake Ave., Suite #225

Raleigh, North Carolina 27612

919-582-9050

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, June 30, 2016, 11:00 a.m.

Hilton Garden Inn

3912 Arrow Drive

Raleigh, North Carolina

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at our 2016 Annual Meeting of the Stockholders, which will take place on Thursday, June 30, 2016 at 11:00 a.m. local time at the Hilton Garden Inn, 3912 Arrow Drive Raleigh, NC 27612.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about June 9, 2016, to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to BioDelivery Sciences International, Inc. as the “Company,” “we,” “us” or “our” or similar terminology.

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our common stock, par value $.001 per share (“Common Stock”), on May 31, 2016 (the “Record Date”) may attend and vote at the Meeting. Each share is entitled to one vote. There were 53,594,979 shares of Common Stock outstanding on the Record Date. All shares of Common Stock shall have one vote per share and vote together as a single class. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors” on page 43 of this Proxy Statement.

What is the proxy card?

The proxy card enables you to appoint Mark A. Sirgo, our President and Chief Executive Officer, and/or Ernest R. De Paolantonio, our Secretary, Treasurer and Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, we recommend that you complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote on:

1. The election of our Class II directors, Mark A. Sirgo and Thomas W. D’Alonzo, each to a term of three (3) years;

2. The ratification of Cherry Bekaert LLP as our registered public accounting firm for the fiscal year ending December 31, 2016; and

3. Our 2015 executive compensation as part of a non-binding advisory vote.

We will also transact any other business that properly comes before the Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted. In the event you decide to attend the stockholder meeting in person, you must bring your proxy card or your brokerage statement as proof of share ownership as of the record date.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	for Dr. Sirgo and Mr. D’Alonzo as the Class II directors of our Board;

•	to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	to approve (on a non-binding basis) the 2015 compensation of our executive compensation; and

•	according to the best judgment of either Dr. Sirgo or Mr. De Paolantonio, if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2) You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, you must bring your proxy card or your brokerage statement as proof of share ownership as of the record date. If you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3) You may vote online. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name” or www.voteproxy.com if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

•	sending a written notice to the Secretary of the Company stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

•	attending the Meeting and voting in person.

Please note that if you attend the meeting in person, you must bring proof of ownership as of the record date in the form of a proxy card or a brokerage statement. If, however, your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name and you wish to attend and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.

How many votes are required to elect Dr. Sirgo and Mr. D’Alonzo as Class II directors?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to elect each of Dr. Sirgo and Mr. D’Alonzo as Class II directors. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to ratify Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2016. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

How many votes are required to approve the advisory resolution on our executive compensation?

An affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required to approve the non-binding, advisory resolution on our executive compensation. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

How many votes are required to approve other matters that may come before the stockholders at the Meeting?

An affirmative vote of a majority of the votes cast at the Meeting by the holders of shares of Common Stock entitled to vote is required for approval of all other items being submitted to the stockholders for their consideration.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce voting results at the Meeting and file a Current Report on Form 8-K announcing the voting results of the Meeting.

Who can help answer my questions?

You can contact our Secretary, Treasurer and Chief Financial Officer, Mr. Ernest R. De Paolantonio, at (919) 582-9050 or by sending a letter to Mr. De Paolantonio at the offices of the Company at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612, with any questions about proposals described in this Proxy Statement or how to execute your vote.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

4131 ParkLake Ave., Suite #225

Raleigh, North Carolina 27612

919-582-9050

PROXY STATEMENT

INTRODUCTION

2016 Annual Meeting of Stockholders

This Proxy Statement is being furnished to the holders of our Common Stock in connection with the solicitation of proxies for use at the 2016 Annual Meeting of Stockholders of the Company (the “Meeting”). The Meeting is to be held at 11:00 a.m. on Thursday, June 30, 2016 at the Hilton Garden Inn, 3912 Arrow Drive, Raleigh, North Carolina and at any adjournment or adjournments thereof.

Record Date; Mailing Date

The Board has fixed the close of business on May 31, 2016 (the “Record Date”) as the Record Date for the determination of stockholders entitled to notice of, and to vote and act at, the Meeting. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote and act at, the Meeting. The Proxy Statement is first being mailed to stockholders of the Company on or about June 9, 2016.

Proposals to be Submitted at the Meeting

At the Meeting, stockholders will be acting upon the following proposals:

1.	To elect Mark A. Sirgo and Thomas W. D’Alonzo as Class II directors to serve for a three-year term that expires at the 2019 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment by the Audit Committee of the Board of Cherry Bekaert LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To conduct a non-binding advisory vote on our 2015 executive compensation; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Principal Offices

The principal executive offices of the Company are located at 4131 ParkLake Ave., Suite #225, Raleigh, North Carolina 27612. The Company’s telephone number at such address is (919) 582-9050.

Information Concerning Solicitation and Voting

As of the Record Date, there were 53,594,979 outstanding shares of Common Stock, each share entitled to one vote on each matter to be voted on at the Meeting. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the Meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned until a quorum is obtained in the manner proscribed by the Company’s Amended and Restated Bylaws.

To be elected, the nominees named in Proposal 1 must receive the vote of a majority of the votes of the shares of Common Stock cast in person or represented by proxy at the Meeting. For the purposes of the election of such directors, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote. To approve our executive compensation, on a non-binding basis, also requires the vote of a majority of the votes of the Common Stock cast in person or represented by proxy at the Meeting. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposal 2.

Expenses

The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, email or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Revocability of proxies

Proxies given by stockholders of record for use at the Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Meeting on the day of the Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE PROPOSALS TO BE SUBMITTED AT THE MEETING.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Introduction

The Board currently consists of three classes of directors, as follows:

Director(s)	Class	Term Expires
Frank E. O’Donnell, Jr.	Class I	2018
Samuel P. Sears, Jr.	Class I	2018
Barry I. Feinberg	Class I	2018
Mark A. Sirgo	Class II	Nominee in 2016 for term ending 2019
Thomas W. D’Alonzo	Class II	Nominee in 2016 for term ending 2019
Charles J. Bramlage	Class III	2017
William B. Stone	Class III	2017

At the Meeting, stockholders will be asked to elect each of Mark A. Sirgo and Thomas W. D’Alonzo as a Class II director, each to hold office until the 2019 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier resignation or removal. The Board has nominated each of Dr. Sirgo and Mr. D’Alonzo, each of whom currently serve as directors, to stand for reelection at the Meeting. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of Dr. Sirgo and Mr. D’Alonzo. Proxies cannot be voted for a greater number of persons than the number of nominees named.

We have been advised by each of Dr. Sirgo and Mr. D’Alonzo that they are willing to be named as nominees and each are willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Directors and Executive Officers

Listed below are the names of the directors and executive officers of the Company, their ages as of the Record Date, their positions held and the year they commenced service with the Company:

Name	Age	Position(s) Held
Frank E. O’Donnell, Jr., M.D.	66	Executive Chairman and Director
Mark A. Sirgo, Pharm.D.	62	President, Chief Executive Officer and Director
Ernest R. De Paolantonio	63	Chief Financial Officer, Secretary and Treasurer
Niraj Vasisht, Ph.D.	51	Senior Vice President and Chief Technology Officer
William B. Stone	73	Lead Director
Samuel P. Sears, Jr.	72	Director
Thomas W. D’Alonzo	72	Director
Charles J. Bramlage	55	Director
Barry I. Feinberg	60	Director

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

Frank E. O’Donnell, Jr., M.D., age 66, has been our Chairman of the Board and a Director since March 29, 2002. He currently serves as Executive Chairman. Dr. O’Donnell has previously served as our President and Chief Executive Officer. In January 2005, he relinquished the title of President and in August 2005 he relinquished the title of Chief Executive Officer. For more than the last six years, Dr. O’Donnell has served as a Manager of The Hopkins Capital Group, an affiliation of limited liability companies which engage in private equity and venture capital investing in disruptive technologies in healthcare. Dr. O’Donnell is also Chairman of the Board of Directors of Hedgepath Pharmaceuticals, Inc., which is developing oncology drugs for an orphan indication. Dr. O’Donnell is qualified to serve on our board of directors because of his long history with our company and his extensive experience in managing and investing in biopharmaceutical companies. Dr. O’Donnell is a graduate of The Johns Hopkins School of Medicine and received his residency training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. Dr. O’Donnell is a former professor and Chairman of the Department of Ophthalmology, St. Louis University School of Medicine. He is a trustee of St. Louis University.

Mark A. Sirgo, Pharm.D., age 62, has been our President since January 2005 and Chief Executive Officer and Director since August 2005. He joined our company in August 2004 as Senior Vice President of Commercialization and Corporate Development upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder and Chief Executive Officer. He has also served as our Executive Vice President, Corporate and Commercial Development and our Chief Operating Officer. Dr. Sirgo has over 30 years of experience in the pharmaceutical industry, including 16 years in clinical drug development, 7 years in marketing, sales, and business development and 12 years in executive management positions. Prior to his involvement with Arius Pharmaceuticals from 2003 to 2004, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo was responsible for managing the development and FDA approval of Zantac 75 while at Glaxo Wellcome, among other accomplishments. From 1996 to 1999, Dr. Sirgo was Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc., a leading contract service provider to the pharmaceutical industry. Dr. Sirgo served on the Board of Directors and as Chairman of the Compensation Committee of Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP), a specialty pharmaceutical company specializing in gastrointestinal products from 2008 until its sale in 2015. Dr. Sirgo is qualified to serve on our board of directors because of his extensive experience in specialty biopharmaceutical companies. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science.

Ernest R. De Paolantonio, CPA, MBA, age 63, has been our Chief Financial Officer and Secretary since October of 2013 and has over 35 years of varied financial and business experience in the pharmaceutical industry. Mr. De Paolantonio also became our Treasurer in January 2015. Prior to joining the company, he served as the Chief Financial Officer of CorePharma LLC, a private specialty generic company, and was directly involved in the financial and commercial strategy to establish Core’s proprietary labeled portfolio of products. In addition, he previously served in finance and controllers positions in roles of increasing responsibility at Colombia Laboratories, where he was also responsible for business development and logistics, including supply chain management for the company’s first commercial product launch. Mr. De Paolantonio has served in various financial positions in senior management at Taro Pharmaceuticals where he was the Corporate Controller, Watson Pharmaceuticals where he was Executive Director of Finance, Group Controller and responsible for managing the Corporation’s supply chain of Active Pharmaceutical Ingredients, and GlaxoSmithKline where he began his career in finance and spent over 17 years in areas of increasing responsibility including; Manufacturing, Corporate Finance, R&D and U.S. Pharmaceuticals where he was Group Controller. Mr. De Paolantonio received his Bachelor of Arts Degree from Lycoming College; his MBA in Finance at Saint Joseph’s University and is a licensed CPA.

Niraj Vasisht, Ph.D., age 51, joined our company in February 2005 as the Vice President of Product Development. In October 2009, he was promoted to Senior Vice President of Product Development and Chief Technical Officer and later to Chief Technology Officer in January 2016. Dr. Vasisht heads the Chemistry, Manufacturing and Controls (CMC) for our pipeline products, and has led the efforts on formulation development, process development, and manufacturing of ONSOLIS®, BELBUCA™, and BUNAVAIL® based on BEMA® technology. In his new role, Dr. Vasisht will focus on selecting suitable drug delivery platforms and product where delivery is the differentiating feature to continue growing our product development pipeline, while continuing to lead the CMC and Quality Operations. Dr. Vasisht will provide technical and strategic leadership to the business development function as he evaluates drug delivery platforms and candidate molecules. Dr. Vasisht is known as a key-opinion-leader (KOL) in the field of microencapsulation-based controlled/sustained release and drug delivery technologies. Prior to joining the company, Dr. Vasisht served as the Director of Microencapsulation, Pharmaceutical Development and Nanomaterials at Southwest Research Institute where he developed several commercial formulations and lead a team of prolific researchers in product conceptualization, product development, engineering scale up and commercial manufacturing across pharmaceutical, consumer health, and nutraceutical industry. Dr. Vasisht is the inventor for several patents that resulted in product commercialization. He received a Bachelor’s degree in Chemical Engineering from the Indian Institute of Technology at Kanpur, a Master’s of Science from the University of New Hampshire and a Doctorate in Chemical Engineering from Rensselaer Polytechnic Institute.

William B. Stone, age 73, has been a member of our board of directors since October 2001 and is our Lead Director and Chairman of the Audit Committee of our board of directors. For thirty years, until his retirement in October 2000, Mr. Stone was employed with Mallinckrodt Inc. For the last twenty years of his career, he held positions of Vice President and Corporate Controller and Vice President and Chief Information Officer for 16 years and 4 years, respectively. During his tenure at Mallinckrodt, Mr. Stone was responsible for global accounting and reporting, financial organization, staffing and development, and systems of internal accounting control. In this capacity, he was responsible for Mallinckrodt’s SEC and other financial filings, internal management performance reports, strategic and tactical financial planning and for evaluation of capital sources and investments. Mr. Stone presented financial analyses and special projects to Mallinckrodt’s board of directors and audit committee, and reported to the audit committee regarding the conduct and effectiveness of the independent accountant’s quarterly reviews and annual audit. In the capacity of Chief Information Officer, Mr. Stone was responsible for Mallinckrodt’s worldwide computer information systems and organization, staffing and development. He assessed effectiveness and control for computer-assisted information systems and led a successful program for justification, selection and deployment of global standardized computer hardware and software. Further, Mr. Stone reported to the audit committee as leader of Mallinckrodt’s successful global program to address Year 2000 implications associated with computer-assisted information, laboratory control and process control computer hardware and software. He also chaired Mallinckrodt’s corporate employee benefits committee for over 8 years and has been a member of Financial Executives International since 1980. Mr. Stone is qualified to serve on our board of directors because of his extensive experience in accounting and with pharmaceutical companies. Mr. Stone is a graduate of the University of Missouri-Columbia where he earned BS and MA degrees in accounting, and is a Certified Public Accountant.

Samuel P. Sears, Jr., age 72, was appointed as a member of our board of directors in October, 2011 and since 2013 serves as Chairman of the Compensation Committee. Mr. Sears has extensive experience in the biopharmaceutical, nutraceutical and biotechnology industries. Since 2006, Mr. Sears has been a partner at the law firm of Cetrulo LLP, where he currently serves as managing partner, and from 2000 to 2006, he provided private consulting and legal advisory services to start-up and early stage development companies. Since 2013, Mr. Sears has served as Director of HedgePath Pharmaceuticals, Inc. (OTCBB: HPPI), a clinical stage biopharmaceutical company which is developing therapeutics for cancer patients. From 2000 to 2013, Mr. Sears served as Director, Chairman of the Audit Committee, Chairman of the Executive Committee, and Member of the Compensation Committee of Commonwealth Biotechnologies, Inc., a research and development support services company. From 1998 to 2000, Mr. Sears served as Vice Chairman and treasurer of American Prescription Providers, Inc., a specialty pharmacy network offering prescriptions and nutraceuticals to patients with chronic diseases. From 1994 through May 1998, Mr. Sears was Chief Executive Officer and Chairman of Star Scientific, Inc. (NASDAQ: CIGX). From 1968 to 1993, Mr. Sears was in private law practice. Mr. Sears is qualified to serve on our board of directors because of his extensive legal and business experience, including in the pharmaceutical industry. Mr. Sears is a graduate of Harvard College and Boston College Law School.

Thomas W. D’Alonzo, age 72, has served as a member of our board since April 23, 2013. Prior to joining our company, Mr. D’Alonzo served as a member of the board of directors of Salix Pharmaceuticals, Ltd. since May 2000 and has been the Chairman of the Board since June 2010. Mr. D’Alonzo also served as the Interim Chief Executive Officer of Salix from January 2015 to May 2015. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., now known as DARA Pharmaceuticals, Inc., and he served on its board of directors from September 2005 to December 2008. From 2006 to 2008, he also served on our board of directors. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development (PPD), a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, including President. Mr. D’Alonzo is qualified to serve on our board of directors because of his extensive experience in working with and managing biopharmaceutical companies. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Charles J. Bramlage, age 55, has served as a member of our board since July 17, 2014. Mr. Bramlage has also served as Chief Executive Officer of Pearl Therapeutics, Inc. since February 2011. He previously served as president of pharmaceutical products at Covidien plc (NYSE: COV) from 2008 to 2011. Mr. Bramlage served as the President of European Operations at Valeant Pharmaceuticals International, Inc. (NYSE: VRX ) from 2004 to 2008 and President and Chief Executive Officer of BattellePharma, Inc., a specialty pharmaceutical company developing inhaled products from 2001 to 2004. From 1983 to 2001, Mr. Bramlage held positions of increasing responsibility at GlaxoSmithKline plc (LSE/NYSE: GSK) in product management, sales management, sales, and sales training, ultimately becoming Vice-President of Respiratory Global Commercial Development and Vice-President of U.S. Respiratory and Cardiovascular Marketing, where he led the team responsible for the global launch of Seretide®/Advair® and the U.S. launch of Flovent®. Mr. Bramlage is qualified to serve on our board of directors because of his extensive experience in working with and managing biopharmaceutical companies. Mr. Bramlage received a B.S. in Marketing from The Ohio State University-The Max M. Fisher College of Business and received an M.B.A in Finance from the University of Dayton.

Barry I. Feinberg, M.D., age 60, has served as a member of our board since July 17, 2014. Dr. Feinberg is an expert in the area of pain management and has served as adjunct faculty member of the Department of Anesthesia at Saint Louis University since November 2013. Since 2008, he has also served as a member of the Board of Directors and Medical Executive Committee of the Frontenac Surgery and Spine Care Center, where he maintains his private practice under the name Injury Specialists. From 2003 to 2011, Dr. Feinberg served as a member of the Board of Directors of Professional Imaging, LLC. He has served as a staff member of the Department of Anesthesia at the Missouri Baptist Medical Center in St. Louis, Missouri since August 2004 and as an associated staff member of the Department of Anesthesia at the DePaul Health Center in Bridgeton, Missouri, since June 1995. From 1988 to 1994, Dr. Feinberg served as Director of the Physicians’ Pain Management Center in Bridgeton, Missouri, and the Chairman of the Department of Anesthesia at DePaul Heath Center in Bridgeton from 1986 to 1994. He has also served as Assistant Professor at the Department of Anesthesia at Mount Sinai Medical Center from 1984 to 1986 and staff member at the Intensive Care Unit of the Deborah Heart and Lung Center in Browns Mill, New Jersey, from 1983 to 1984. Dr. Feinberg is qualified to serve on our board of directors because of his medical degree and his specialty in the field of pain management. Dr. Feinberg received a Bachelor of Science in Biology from the State University of New York, Binghamton and a Doctor of Medicine from State University of New York Downstate Medical Center in Brooklyn, New York. Dr. Feinberg completed a residency in Anesthesiology at University of Pennsylvania School of Medicine. He also received a Juris Doctorate degree from the Washington University School of Law, St. Louis, Missouri.

Key Employees

Below are the biographies of certain key non-executive officer employees of our company:

Albert J. Medwar, M.B.A. joined our company in April 2007 and was our Vice President of Marketing and Corporate Development, with over 20 years of experience in marketing, sales, and marketing research, until promoted to Senior Vice President of Corporate and Business Development in 2015. Prior to joining our company, Mr. Medwar was the Head of Oncology Marketing at EMD Pharmaceuticals, the U.S. subsidiary of Merck KGaA, where he was responsible for developing the global market for a pipeline of oncology products. Mr. Medwar was also the Marketing Director for Triangle Pharmaceuticals, a start-up company focusing on the development and commercialization of compounds for HIV and hepatitis. Mr. Medwar’s pharmaceutical career began in sales at Burroughs Wellcome, which later became Glaxo Wellcome. After six years of sales experience, he took on marketing research responsibilities, and then played an important role in the launch of a short acting opioid analgesic, remifentanil, and held increasing marketing responsibility for a number of products including a portfolio of anesthetic/analgesic agents, Zofran, and Wellbutrin SR. Mr. Medwar received a Bachelor of Science degree from Cornell University and a Masters of Business Administration from Bentley College.

Michael Bullock has been our National Director, Managed Markets since joining the company in June 2015, with more than 25 years of sales and 17 years of managed markets experience within the pharmaceutical and medical space. Mr. Bullock heads our Managed Markets department and is responsible for developing and implementing market access strategies and managing consultant relationships relating to managed markets, lobbying and government affairs. Prior to joining the company, Mr. Bullock was a Director, Managed Markets for Salix Pharmaceuticals, a GI pharmaceutical and medical device company, where he led a team of National and Regional Account Managers. While at Salix, Mr. Bullock was responsible for implementing market access strategies across various payer channels including commercial, Medicaid, Medicare, GPO, institutional, long term care and employer group customers, as well as developing medical policy for devices. Prior to joining Salix, Mr. Bullock held managed markets positions with UCB, Celltech Pharmaceuticals and Medeva Pharmaceuticals and was a sales representative with Adams Laboratories. Mr. Bullock received his Bachelor of Science in Agricultural Economics from The Ohio State University.

Stephana Patton, Ph.D., J.D. has been our Vice President & General Counsel since joining the company in June 2015, with over 15 years of combined experience in the pharmaceutical industry and the law. Dr. Patton heads our legal, compliance and intellectual property functions. Prior to joining the company, Dr. Patton held various senior management positions, including Head of Intellectual Property and Licensing at Salix Pharmaceuticals, a publicly-traded, global pharmaceutical company acquired by Valeant Pharmaceuticals. Prior to joining Salix, Dr. Patton was in private practice at a large international law firm known for its intellectual property expertise. Her practice focused on counseling clients on intellectual property matters, including patent prosecution and litigation, as well as licensing transactions for biotechnology and pharmaceutical companies at varying stages of product development and company life cycle. Dr. Patton earned a Juris Doctor (J.D.) degree in law from the Boston University School of Law and a Ph.D. in Biochemistry, Cell and Developmental Biology from Emory University.

Scott Plesha joined the company in August 2015 as our Senior Vice President, Sales, with more than 26 years of sales experience and over 18 years of sales management experience within the pharmaceutical and medical industries. Mr. Plesha assumed the additional responsibility of leading our Marketing department in December 2015. Mr. Plesha leads our Specialty Sales Force, Marketing, and Training departments. Prior to joining the company, Mr. Plesha was Senior Vice President, GI Sales Force & Training at Salix Pharmaceuticals, where since 2002 he led Salix’s top rated gastrointestinal (GI) sales forces, the sales training department as well as many other sales operations functions. During Mr. Plesha’s tenure at Salix he was responsible for launching or growing product sales as well as optimizing and expanding the sales force to accommodate the multiple companies and products that Salix acquired. Prior to joining Salix, Mr. Plesha was a Regional Sales Manager for the O’Classen Dermatologics division of Watson Pharmaceuticals, Inc. Mr. Plesha began his pharmaceutical sales career with Solvay Pharmaceuticals where he was a field as well institutional sales representative. Mr. Plesha received a Bachelor of Arts in Pre-Medical Studies from DePauw University.

Joseph Lockhart has been our Vice President of Manufacturing and Supply Chain since joining the company in November 2015, with 29 years of experience in the pharmaceutical industry with specific focus in the areas of manufacturing, supply chain, product development, CMC (Chemistry, Manufacturing, and Controls) and quality. Mr. Lockhart heads our manufacturing and supply chain function, including both commercial production and scale-up/manufacturing support for products in the latter stages of development. Prior to joining the company, Mr. Lockhart was Vice President, Pharmaceutical Development and Manufacturing at Salix Pharmaceuticals, where since 2001 he established the Pharmaceutical Development and Manufacturing team and contributed to multiple NDA submissions, as well as multiple product acquisitions and launches. During Mr. Lockhart’s tenure at Salix he held positions of increasing responsibility and was responsible for managing the functional areas of manufacturing, technical operations, formulation development, and clinical trial material operations, and contributed to the expansion and optimization of the overall supply chain operation which included over 40 contract vendors. Prior to joining Salix, Mr. Lockhart served in various CMC-related roles and responsibilities throughout the first 15 years of his pharmaceutical career including Manufacturing Manager (Blue Ridge Pharmaceuticals) and Associate Director of Quality (Mayrand Pharmaceuticals). Mr. Lockhart began his pharmaceutical career with Baxter Healthcare as an analytical chemist. Mr. Lockhart received a Master of Business Administration degree from the University of North Carolina at Charlotte as well as a Bachelor of Arts degree in Chemistry from the University of North Carolina at Chapel Hill.

Certain Legal Proceedings

Except as set forth below, none of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

From September 2003 through December 2011, Dr. Frank O’Donnell, Jr., our Executive Chairman, served as chief executive officer of Accentia Biopharmaceuticals, Inc. (“Accentia”). From February 2009 through December 2011, Dr. O’Donnell also served as chief executive officer of Biovest International, Inc., a majority-owned subsidiary of Accentia (“Biovest”). In November 2008, Accentia and its subsidiaries, including Biovest, filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. In November 2010, both companies emerged from bankruptcy. In May 2013, Biovest again filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. In July 2013, Biovest emerged from Chapter 11. We do not presently have any projects with Accentia or Biovest.

From 2000 to 2013, Mr. Samuel Sears, one of our independent directors, served as a director, Chairman of the Audit Committee, Chairman of the Executive Committee, and member of the Compensation Committee of Commonwealth Biotechnologies, Inc. (“CBI”). On January 20, 2011, CBI filed a voluntary petition seeking relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. In August 2013, CBI emerged from bankruptcy under the name HedgePath Pharmaceuticals, Inc., of which Mr. Sears remains a director. We have not and do not presently have any projects with CBI or HedgePath Pharmaceuticals, Inc.

Director Independence

We believe that William B. Stone, Samuel P. Sears, Jr. Thomas W. D’Alonzo, Charles J. Bramlage and Barry I. Feinberg qualify as independent directors for NASDAQ Stock Market purposes. This means that our board of directors is composed of a majority of independent directors as required by NASDAQ Stock Market rules.

Meetings of the Board and Stockholders

Our board of directors met in person and telephonically 12 times during 2015 and also acted by unanimous written consent. Each member of our board of directors was present at no less than 83% of the board of directors meetings held. It is our policy that all directors must attend all stockholder meetings, barring extenuating circumstances. All directors were present at the 2015 Annual Meeting of Stockholders, either in person or telephonically.

Board Committees

Our board of directors has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Historically, all independent directors have been members of each Board committee. In October 2013, our committees reorganized, and subsequently there were changes to the committee composition. All standing committees (as well as our Lead Director) operate under a charter that has been approved by the Board. Our Board has also, from time to time, appointed non-standing committees to assist the Board in its duties to our company. The charters for each of our Board committees are available at http://www.bdsi.com/Corporate_Governance.aspx.

Audit Committee

Our Board has an Audit Committee, composed of William B. Stone, Samuel P. Sears, Jr., and Barry I. Feinberg, all of whom are independent directors as defined in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of NASDAQ. Mr. Stone serves as chairman of the committee. The board of directors has determined that Mr. Stone is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met four times during 2015. Each member of the Audit Committee was present at least 75% of the Audit Committee meetings held during such director’s tenure as a member of the Audit Committee.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits and reviews of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually). As summarized below, the Audit Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

•

approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and fees therefor to be provided by the independent auditor;

•	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•

reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•	oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the board; and

•

provides oversight in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

Nominating and Corporate Governance Committee

Our board of directors has a Nominating and Corporate Governance Committee composed of William B. Stone, Thomas W. D’Alonzo and Charles J. Bramlage. Mr. D’Alonzo serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the board of directors for consideration. The Nominating and Corporate Governance Committee met four times in 2015 and has a charter which is reviewed annually. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o Ernest R. De Paolantonio, BioDelivery Sciences International, Inc, 4131 ParkLake Avenue. Suite #225, Raleigh, North Carolina 27612. The Nominating and Corporate Governance Committee has established nomination criteria by which board candidates are to be evaluated. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria. During 2015, we did not pay any fees to any third parties to assist in the identification of nominees. During 2015, we did not receive any director nominee suggestions from stockholders.

In 2010, the Nominating and Corporate Governance Committee adopted a set of criteria by which it will seek to evaluate candidates to serve on our board of directors. The evaluation methodology includes a scored system based on criteria including items such as experience in the biotechnology sector, experience with public companies, executive managerial experience, operations and commercial experience, fundraising experience and contacts in the investment banking industry, personal and skill set compatibility with current board members, industry reputation, knowledge of our company generally, independence and ethnic and gender diversity. While diversity is considered as a board qualification criteria, it would not be weighted any more or less in an evaluation process than any other criteria. The established criteria do not distinguish board candidates based on whether the candidate is recommended by a stockholder of our company.

Compensation Committee

Our Board also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the board of directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and is composed of three members: Samuel P. Sears, Jr., William B. Stone and Charles J Bramlage. Mr. Sears serves as chairman of this committee. The committee met five times and acted by written consent three times.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation. In 2015, the Compensation Committee engaged Radford, an AON Consulting Company, to obtain market data against which it has measured the competitiveness of our compensation programs. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. We paid consultant fees to Radford of $0.06 million in 2015.

Lead Director

On July 26, 2007, our board of directors created the position of Lead Director. Our Board designated William B. Stone, an existing director, as our Lead Director. Pursuant to the charter of the Lead Director, the Lead Director shall be an independent, non-employee director designated by our board of directors who shall serve in a lead capacity to coordinate the activities of the other non-employee directors, interface with and advise management, and perform such other duties as are specified in the charter or as our board of directors may determine.

Executive Chairman

On January 20, 2012, our Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, created the office of Executive Chairman of the Company and appointed Dr. Frank

O’Donnell, then our Chairman of the Board, as Executive Chairman of our company. In taking such action, our Board was intending to formally memorialize the role that Dr. O’Donnell has played with our company over the years.

As Executive Chairman of our company, Dr. O’Donnell acts as an officer and employee and, as such, performs his duties subject in all instances to the oversight of our Board and the power of our Board to approve all applicable corporation actions (which powers shall not be vested in the office of Executive Chairman). The Executive Chairman is not an “executive officer” (as defined in SEC Rule 3b-7) of our company as the role of the Executive Chairman by design is not an officer who performs a policy making function for our company. Rather, the Executive Chairman serves as a conduit between our Board and our executive management team and is available to act as an advisor and consultant to our executive management team, with ultimate responsibility for the development and implementation of our corporate policies being vested in our executive officers (Dr. Sirgo, Dr. Finn, who retired at the end of December 2015, and Mr. De Paolantonio) under the supervision of our Board.

Subject to such other roles, duties and projects as may (consistent with the terms and provisions of our Amended and Restated Bylaws and the resolutions of our board that formed the office of Executive Chairman) be assigned by our Board to the Executive Chairman, the primary responsibilities of the Executive Chairman are as follows:

1.	Chair annual and special Board meetings and annual stockholder meetings and, subject to availability, attend meetings of the committees of the Board;

2.	Provide overall Board leadership and establish guiding principles for the Board;

3.	Manage the affairs of the Board and facilitate Board action in such a way that strategic and policy decisions are fully discussed, debated and decided by the Board;

4.	In cooperation with the President and Chief Executive Officer, ensure that our strategic orientation is defined and communicated to the Board for its approval and that all material issues are dealt with by the Board during the year;

5.	Ensure that the Board has efficient communication channels regarding all material issues concerning the business and see to it that directors are informed about these issues;

6.	Act as a representative of the Board and consult with Board members outside the regularly scheduled meetings of the Board and of Board committees;

7.	Meet and confer as often as required with our President and Chief Executive Officer to ensure that there is efficient communication between the Executive Chairman, the President and Chief Executive Officer and Board members;

8.	Offer advice and consultation to the President and Chief Executive Officer on the overall management of the business and affairs of our company as well as specific matters upon the request of the President and Chief Executive Officer;

9.	In consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may act as our representative with business partners of our company; and

10.

At the request of the board or the President and Chief Executive Officer, and in consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may be placed in charge of special corporate strategic initiatives or projects. The compensation of the Executive Chairman shall be determined from time to time by the Compensation Committee of the Board in accordance with such committee’s charter and practice. In March 2012, the Compensation Committee of our Board (with input from our outside compensation consultant) determined and approved that Dr. O’Donnell would receive compensation at a level equal to 50% of the President/CEO’s salary, cash bonus and options. The salary portion would begin on January 1, 2012 and the cash bonus and option portion would be determined in the first quarter of 2013, when, under normal circumstances, the company 2012 objectives would be evaluated. Because of the change in his compensation, Dr. O’Donnell will no longer receive cash retainers or option awards under the existing board of director remuneration program for his role as a member of our board of directors.

In 2015, Dr. O’Donnell received the following compensation for his service as Executive Chairman: $275,000 in cash compensation, $71,850 bonus, $5,885,538 in stock awards and $20,808 in benefits paid in 2015. We do not have a written employment or similar agreement with Dr. O’Donnell in connection with his service as our Executive Chairman.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2015, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, with exception of Ernest De Paolantonio, Mark Sirgo and Francis O’Donnell, who filed Form 4s which were due on February 24, 2015 on February 27, 2015, to accommodate multiple connected transactions over several days all on one concise Form 4.

Code of Ethics

We have adopted a code of ethics that applies to all employees, as well as each member of our Board. Our code of ethics is posted on our website, and we intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, www.bdsi.com. A copy of our code of ethics is also available in print, without charge, upon written request to the Company at 4131 ParkLake Avenue, Suite #225, Raleigh, North Carolina 27612, Attn: Ernest R. De Paolantonio.

Audit Committee Report*

The Audit Committee of the Board (the “Audit Committee”) during 2015 was composed of the following three directors: William B. Stone, Samuel P. Sears, Jr. and Barry I Feinberg, each of whom was “independent” as defined by the rules of the NASDAQ Stock Market. Mr. Stone serves as Chairman of the Audit Committee. The Board has adopted a written Audit Committee Charter, which was filed as Appendix A to the Company’s 2003 Proxy Statement, and was updated most recently in July 2014.

Management is responsible for the Company’s financial statements, financial reporting process and systems of internal accounting and financial reporting control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board. The responsibilities of the Audit Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.

The Audit Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Audit Committee by the independent auditor as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent auditor to the Audit Committee, the Audit Committee recommended (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.

Submitted by:

Audit Committee of the Board of Directors

/s/ William B. Stone

/s/ Samuel P. Sears, Jr.

/s/ Barry I. Feinberg

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Compensation Committee Report*

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement.

Submitted by:

The Compensation Committee of the Board of Directors

/s/ Samuel J. Sears Jr, Chairman

/s/ William B. Stone

/s/ Charles J. Bramlage

*	The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation Discussion and Analysis

The Compensation Committee of our Board has the responsibility to review, determine and approve the compensation for our executive officers. Further, the Compensation Committee oversees our overall compensation strategy, including compensation policies, plans and programs that cover all employees.

We employed three executive officers, each of whom served as a “Named Executive Officer” (or NEO) for purposes of SEC reporting as of December 31, 2015: (1) Mark A. Sirgo, Pharm.D., our President and Chief Executive Officer (who we refer to in this Compensation Discussion and Analysis as our CEO); (2) Ernest R. DePaolantonio, CPA, MBA, our Secretary, Treasurer and Chief Financial Officer; and (3) Andrew L. Finn, Pharm.D., our Executive Vice President of Product Development.

As of December 31, 2015, Dr. Finn retired from his positions with us in good standing, and as of January 1, 2016, Dr. Niraj Vasisht, our Senior Vice President—Product Development and Chief Technology Officer, was promoted to such position and assumed the status of a NEO of our company. As such, Dr. Vasisht’s compensation for 2015 is not reflected in the accompanying executive compensation tables, but we have included a narrative discussion of his compensation in this Compensation Discussion and Analysis.

This Compensation Discussion and Analysis sets forth a discussion of the compensation for our NEOs as of December 31, 2015 as well as a discussion of our philosophies underlying the compensation of our NEOs and our employees generally.

Objectives of Our Compensation Program

The Compensation Committee’s philosophy seeks to align the interests of our stockholders, officers and employees by tying compensation to individual and our performance, both directly in the form of salary and annual cash bonus payments, and indirectly in the form of incentive equity awards. The objectives of our compensation program enhance our ability to:

•	attract and retain qualified and talented individuals; and

•	provide reasonable and appropriate incentives and rewards to our team for building long-term value within our company, in each case in a manner comparable to companies similar to ours.

In addition, we strive to be competitive with other similarly situated companies in our industry. The process of developing pharmaceutical products and bringing those products to market is a long-term proposition and outcomes may not be measurable for several years. Therefore, in order to build long-term value for us and our stockholders, and in order to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects our current activities but also reflects contributions to building long-term value.

We utilize the services of the Radford Group, an AON consulting company (which we refer to herein as Radford), to review compensation programs of peer companies in order to assist the Compensation Committee in determining the compensation levels for our NEOs, as well as for other employees of ours. Radford is a recognized independent consulting company and services clients throughout the United States.

The companies that comprise our peer group are selected and reviewed no less frequently than biennially. The current peer group used to evaluate compensation for the fiscal year ended December 31, 2015 includes the following companies:

Company	Location
Aegerion Pharmaceuticals, Inc.	Cambridge, MA
Arena Pharmaceuticals, Inc.	San Diego, CA
BioCryst Pharmaceuticals, Inc.	Durham, NC
Corcept Therapeutics Incorporated	Menlo Park, CA
CTI BioPharma Corp.	Seattle, WA
Enanta Pharmaceuticals, Inc.	Watertown, MA
Galena BioPharma, Inc.	Lake Oswego, OR
Halozyme Therapeutics, Inc.	San Diego, CA
ImmunoGen, Inc.	Waltham, MA
Keryx Biophmaeuticals, Inc	New York, NY
Omeros Corporation	Seattle, WA
Orexigen Therapeutics, Inc.	La Jolla, CA
Osiris Therapeutics, Inc.	Columbia, MD
Pozen Inc.	Chapel Hill, NC
Raptor Pharmaceuticals Corp.	Novato, CA
Sucampo Pharmaceuticals, Inc.	Bethesda, MD
Supernus Pharmaceuticals, Inc.	Rockville, MD
Vanda Pharmaceuticals, Inc.	Rockville, MD
XenoPort, Inc.	Santa Clara, CA

With respect to our employees and non-senior management, we will also take into consideration regional market data in determining appropriate compensation packages, and we have in the past relied on Radford to provide us with such data.

Elements of Our Compensation Program and Why We Chose Each

Main Compensation Components

Our company-wide compensation program, including for our NEOs, is broken down into three main components: base salary, performance cash bonuses and potential long-term compensation in the form of stock options or restricted stock units (RSUs). We believe these three components constitute the minimum essential elements of a competitive compensation package in our industry. We also have a Performance Long Term Incentive Plan (which we refer to herein as the LTIP) for our NEOs and selected senior officers of ours, which compensates such employees with RSUs based on our achievement of certain pre-determined revenue performance goals.

Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our NEOs as well as recognizing the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies as well as the degree of responsibility and experience levels of our NEOs and their overall contributions to our company. Base salary is one component of the compensation package for NEOs; the other components being cash bonuses, annual equity grants, a long-term incentive plan and our benefit programs. Base salary is determined in advance whereas the other components of compensation are awarded in varying degrees following an assessment of the performance of a NEO. This approach to compensation reflects the philosophy of our board of directors and its Compensation Committee to emphasize and reward, on an annual basis, performance levels achieved by our NEOs.

Performance Cash Bonus Plan

We have a performance cash bonus plan under which bonuses are paid to our NEOs based on achievement of our performance goals and objectives established by the Compensation Committee and/or our Board as well as on individual performance. The bonus program is discretionary and is intended to: (i) strengthen the connection between individual compensation and our achievements; (ii) encourage teamwork among all disciplines within our company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive. Depending on the cash position of ours, the Compensation Committee and our Board has the discretion, after consulting with our CEO, to not pay cash bonuses in order that we may conserve cash and support ongoing development programs and commercialization efforts. Regardless of our cash position, we consistently grant annual merit-based stock options (and, more recently in the case of senior executives, RSUs) to continue incentivizing both our senior management and our employees.

Based on their employment agreements, each NEO is assigned a target payout under the performance cash bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance cash bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance, each of which is separately weighted as a component of such officer’s target payout. For the NEOs, the corporate goals receive the highest weighting in order to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee also has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end-of-year progress is reviewed with the employees’ managers.

Equity Incentive Compensation

We view long-term compensation, currently in the form of stock options and RSUs, generally vesting in annual increments over three years (other than awards under our LTIP, which vest immediately if awarded), as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by us. While cash compensation is a significant component of employees’ overall compensation, the Compensation Committee and our Board (as well as our NEOs) believe that the driving force of any employee working in a small biotechnology company should be strong equity participation. We believe that this not only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation. The Compensation Committee believes that because stock options and RSUs have a three-year vesting schedule that begins one year after the date of the award, the equity grants constitute a significant retention incentive and a tool to foster continuity of management, an important factor in a company with a relatively low number of employees. Our equity awards are granted under our 2011 Equity Incentive Plan (as the same may be amended, supplemented or superseded from time to time, which we refer to herein as the 2011 Equity Incentive Plan).

Performance Long Term Incentive Plan

In December 2012, in anticipation of the commencement of substantial revenue generation operations by means of product commercialization, the Compensation Committee approved our LTIP. The LTIP is designed as an incentive for our senior management (including our NEOs) to generate revenue for us.

The LTIP consists of RSUs (which, for purposes of our 2011 Equity Incentive Plan, are defined as and considered (and which we refer to herein as) Performance RSUs), which are rights to acquire shares of our common stock. All Performance RSUs granted under the LTIP will be granted under our 2011 Equity Incentive Plan as “Performance Compensation Awards” under such plan. The participants in the LTIP are either NEOs or senior officers of ours.

The term of the LTIP began with our fiscal year ended December 31, 2012 and lasts through our fiscal year ended December 31, 2019. The total number of Performance RSUs covered by the LTIP is 1,078,000, of which an aggregate of 978,000 were awarded in 2012 (and an aggregate of 35,000 in 2015). The Performance RSUs under the LTIP did not vest upon granting, but instead are subject to potential vesting each year over the 8 year term of the LTIP depending on the achievement of revenue by us, as reported in our Annual Report on Form 10-K. During 2013, 2014 and 2015, an aggregate of 8,986, 4,447 and 21,356 Performance RSUs vested, respectively. Performance RSUs will be valued on the day of issuance and will vest annually on the last day preceding the first open trading window after filing our Annual Report on Form 10-K based on the revenue achieved during the prior fiscal year as a proportion of the total cumulative revenue target for the entire term of the LTIP (which we call the Predefined Cumulative Revenue). Predefined Cumulative Revenue is a predefined aggregate revenue target for the entire term of the LTIP that was determined by the Compensation Committee in conjunction with our executive management. The Predefined Cumulative Revenue may be adjusted by the Compensation Committee upon the occurrence of extraordinary corporate events during the term of the LTIP (such as acquisitions by us of revenue generating businesses or assets).

Other Compensation

In addition to the main components of compensation outlined above, we also provide contractual severance and/or change in control benefits to the NEOs as well as Dr. Niraj Vasisht, our Senior Vice President—Product Development and Chief Technology Officer (who was promoted to NEO status as of January 1, 2016), to Albert J. Medwar, our Vice President, Corporate and Business Development, to Stephana Patton, our Vice President and General Counsel, to Scott Plesha, our Senior Vice President of Sales, to Enoch Bortey, Ph.D., our Vice President Clinical Biostatistics and Data Systems, and to Joseph Lockhart, our Vice President Manufacturing and Supply Chain. The change in control benefits for all applicable persons has a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of our company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders. We believe these severance or change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior managerial levels and that these arrangements help to promote stability and continuity of our executives and senior management team. We also believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. Furthermore, we believe that providing change in control benefits lessens or eliminates any potential reluctance of members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. Finally, we believe that it is important to provide severance benefits to members of our management, to promote stability and to focus on the job at hand.

We also provide benefits to the executive officers that are generally available to all regular full-time employees of ours, including our medical and dental insurance, life insurance and a 401(k) match for all individuals who participate in the 401(k) plan. At this time, we do not provide any perquisites to any of our NEOs. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our executive officers or employees. All of our employees not specifically under contract are “at-will” employees, which mean that their employment can be terminated at any time for any reason by either us or the employee. Our NEOs (as well as certain of our senior managers) have employment agreements that provide lump sum compensation in the event of their termination without cause or, under certain circumstances, upon a Change of Control.

Determination of Compensation Amounts

A number of factors impact the determination of compensation amounts for our NEOs, including the individual’s role in our company and individual performance, length of service with us, competition for talent, individual compensation package, assessments of internal pay equity and industry data. Stock price performance has generally not been a significant factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Industry Survey Data

In collaboration with Radford, each year our Compensation Committee establishes a list of peer companies to best assure ourselves that we are compensating our executives on a fair and reasonable basis, as set forth above under the heading “Objectives of our Compensation Program.” We also utilize Radford-prepared data for below-executive level personnel, which data focuses on similarly-sized life science companies in the Southeastern region of the United States. The availability of peer data is used by the Compensation Committee strictly as a guide in determining compensation levels with regard to salaries, cash bonuses and performance related annual equity grants to all employees. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies in compensation matters.

Determination of Base Salaries

As a guideline for NEO base salary, we perform formal benchmarks against respective comparable positions in our established peer group. Our guideline is to set targeted NEO salary ranges between the 25th and 50th percentile for comparable positions within our peer group. We then adjust salaries based on our assessment of our NEOs’ levels of responsibility, experience, overall compensation structure and individual performance. The Compensation Committee has the discretion if it believes circumstances warrant, to go above the 50th percentile of the peer group. The Compensation Committee is not obliged to raise salaries purely on the availability of data. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments may also be a part of that assessment. The Compensation Committee, in recent years, has tended to maintain cash compensation levels at or near the 50th percentile but to exceed that level in determining equity compensation. The emphasis on equity compensation reflects the Committee’s objective, given that we are only presently engaging in revenue generating operations, to preserve cash in a prudent manner and yet reward personnel for outstanding performance.

Performance Cash Bonus Plan

Concurrently with the beginning of each calendar year, preliminary corporate goals that reflect our business priorities for the coming year are prepared by the CEO with input from the other NEOs as well as other officers. These goals are weighted by relative importance. The draft goals and proposed weightings are presented to the Compensation Committee and our full board in January of each year and discussed, revised as necessary, and then approved by our board of directors. The Compensation Committee then reviews the final goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. Following the agreement of our board of directors on the corporate objectives, the goals are then shared with all employees in a formal meeting(s), and are reviewed periodically throughout the year at monthly staff meetings and quarterly board of director meetings.

The performance cash bonus plan for our executive officers and employees in 2015 was adopted by the Compensation Committee in January 2015. The plan sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging up to 60% of salary for our CEO, and up to 40% of salary for our NEOs and up to 30% of salary for certain other officers. In setting these percentages, the Compensation Committee determined that the above percentages were reasonable and in line with our peer group. Each employee has the opportunity to achieve up to 100% of his targeted amount, depending on how corporate goals and objectives are achieved, with variances on an “employee by employee” basis to be determined by our CEO in conjunction with the employees’ direct report as applicable.

Determination of Equity Incentive Compensation

To assist us in assessing the reasonableness of our equity grant amounts, historically we have reviewed Radford supplied information and, prior to Radford, we used information supplied by Equilar. Such information included equity data from a cross-section of the companies in the above-mentioned surveys. Initial, on-hire stock option grant amounts have generally been targeted at the 25th to 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Initial on-hire grants typically vest over three years.

In granting equity awards in 2015 as well as prior years, the Compensation Committee utilized a methodology that computed the financial value of the equity granted, applying as a general guideline, a peer group percentile ranging from the 50th to the 75th percentile. The Committee, in determining annual equity awards in early 2015 utilized a methodology based upon Radford supplied peer group data, that computes the number of RSUs granted as a percentage of outstanding common stock, generally referencing the 75th percentile. The Committee believed that the change in methodology was appropriate because of the changing characterization of ours from one whose operations were primarily the development of therapeutic prescription drugs to one whose operations included revenue generation through the marketing and sale of FDA-approved drugs.

Also in early 2015, the Compensation Committee approved special equity awards to two NEOs, Mark A. Sirgo our CEO (800,000 RSUs) and Andrew L Finn, Executive Vice President (400,000 RSUs) and to three other officers (an aggregate of 720,000 RSUs), which were above the 100th percentile (when using either of the two methodologies described in the preceding paragraph). These special equity awards took into account several notable company achievements in 2014, including the realization of strategic objectives first established over ten years earlier and the progression of our company from a predominantly research and development enterprise to one launching its first commercial product; FDA approval of BUNAVAIL®; successful outcomes of two clinical trials for BELBUCA™ resulting in the submission to the FDA in December 2014 of an NDA (which was approved in October 2015); a significant increase in 2014 in market capitalization and shareholder value of our company; and continued progress in development of a pipeline of new drug opportunities.

For a discussion of equity awards made in early 2016 for performance in 2015, see “2016 Equity Awards for Performance in 2015” under “Compensation Decisions For Performance in 2015” below.

Equity Grant Practices

All stock options and/or RSUs granted to the NEOs and other executives are approved by the Compensation Committee. Exercise prices for options are set using a 30-day volume weighted average price method, which we define as the closing price of our common stock on the Nasdaq Capital Market on the trading day of the date of grant and the 30 trading days preceding that date. RSU grants are valued on the day of issuance and are vested on the last day preceding an open window after filing our annual report for equity trading. These RSU’s will vest annually in one-third increments on the last day preceding an open window after filing our annual report for equity trading for our employees. Grants are generally made: (i) on the employee’s start date and (ii) at board of director meetings held each January and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made in connection with promotions or job related changes in responsibilities. In addition, on occasion, the Compensation Committee may make special awards for extraordinary individual or our company performance and, as was the case in early 2015, of achievement over an extended period of time.

Compensation Setting Process

At the January meetings of our board of directors and the Compensation Committee, overall corporate performance and relative achievement of the corporate goals for the prior year are assessed. The relative achievement of each goal is assessed and quantified and the summation of the individual components results in a corporate goal rating, expressed as percentages. The Compensation Committee then approves the final disbursement of salary increases, cash bonuses and option or RSU grants, giving an 80% weight factor to the corporate goal rating, and a 20% weight factor for such other performance criteria the Committee may in its discretion deem relevant at the time of the granting awards.

Also near the end of the year, the CEO evaluates the individual performance of each NEO (other than himself) and provides the Compensation Committee with an assessment of the performance of such NEO. In determining the individual performance ratings of the NEOs, we assess performance against a number of factors, including each NEO’s relative contributions to our corporate goals, demonstrated career growth, level of performance in the face of available resources and other challenges, and the respective officer’s department’s overall performance. This assessment is conducted in a holistic fashion, in contrast to the summation of individual components as is done to arrive at the corporate goal rating.

Following a qualitative assessment of individual NEO’s performance, our policies provide guidelines for translating this performance assessment into a numerical rating. Both the initial qualitative assessment and the translation into a numerical rating are made by the Compensation Committee on a discretionary basis. We believe that conducting a discretionary assessment for the individual component of the NEOs’ performance provides for flexibility in the evaluation of our NEOs and their adaptability to addressing potential changes in our priorities throughout the year.

The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of our board of directors. These recommendations may be adjusted by the Compensation Committee prior to finalization. For the CEO, the Compensation Committee evaluates his performance, taking into consideration input from the other members of our board of directors, and considers the achievement of overall corporate objectives by both the CEO specifically and our company generally. The CEO is not present during the Compensation Committee’s deliberations regarding his compensation.

The CEO also presents any recommended changes to base salary and recommendations for an annual equity grant amount, referencing the equity guidelines, for each of the NEOs (other than himself).

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisors (such as Radford) that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. However the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies’ compensation practices.

We paid consultant fees to Radford of $0.06 million in 2015. NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers.

Compensation Decisions for Performance in 2015

General Assessment of Management Performance in 2015

The Compensation Committee and our Board conducted the performance and compensation review for 2015 during January 2016. The Compensation Committee and the Board compared performance to the corporate objectives for 2015 as elaborated below.

The corporate objectives for 2015 included the following: (1) with respect to BUNAVAIL®, continuing post-FDA approval development activities, including manufacturing upgrades and several clinical trials, achievement of specified revenue goals and of a specified degree of market penetration, as well as refinement of our sales and marketing plans; (2) with respect to BELBUCA™, supporting our partner Endo with the NDA filing with and responding to questions from the FDA as well as supporting Endo’s market launch of the product following FDA approval; (3) with respect to Clonidine Topical Gel, continuing with the commercialization plans for this product candidate upon completion, if successful, of its pivotal Phase 3 clinical trial; and (4) specified objectives in the areas of finance, continued success in ongoing and prospective litigation with respect to our intellectual property and patent portfolio and further development of new product candidates.

With respect to BUNAVAIL®, we failed to meet our initial revenue goals. As a consequence during 2015, we undertook significant changes and modifications to our sales and marketing personnel, including the hiring of a new Senior Vice President of Sales (Scott Plesha), the former head of sales at Salix Pharmaceuticals. We also internalized the managed care function by the hiring of Mike Bullock, also former head of that function at Salix Pharmaceuticals. As a result of some of these changes, in the second half of the year, our commercial efforts resulted in several achievements including, most notably, a key contract with Tennessee Medicaid, making BUNAVAIL® an exclusive preferred product in Tennessee. In addition, we had significant growth in the number of doctors prescribing BUNAVAIL® as well as revenue growth. Nevertheless, senior management and the board of directors initiated, in late 2015, a thorough evaluation of our marketing and sales strategies for BUNAVAIL®, making that evaluation a top priority going forward. As discussed further below, our challenges with the commercial launch of BUNAVAIL® in 2015 were (with the concurrence of our CEO) given particular priority by our Compensation Committee in reviewing the 2015 compensation of our NEOs and other officers, particularly equity compensation.

With respect to BELBUCA™, an NDA was filed in December 2014, accepted by the FDA in the first quarter of 2015 and approved in October; a culmination of years of development work by our NEOs, officers and employees. We have provided essential support to our partner Endo in responding to questions from FDA during the NDA review as well as in the Phase 4 post-approval planning and in the market launch of this product which began in February 2016.

With respect to Clonidine Topical Gel, our Phase 3 clinical trial failed to meet the primary efficacy endpoint. Following a thorough data analysis of that trial, we concluded that the data supported a new trial protocol and by the end of 2015, a new Phase 2B trial had been initiated.

Although we experienced challenges particularly with BUNAVAIL® and Clonidine Topical Gel in 2015, we achieved positive outcomes in several other areas which were objectives for 2015. We continued to maintain a sound cash position with a cash balance at year-end of $83.6 million, and in 2015 we continued to successfully protect our patent position and product offerings in federal court and before the U.S. Patent Trial and Appeal Board. Finally, we advanced the development of a buprenorphine depot product including our pre-IND meeting with FDA in November 2015.

2015 Cash Bonus Calculations

Our performance bonus plan for 2015 provided for target payouts to all employees expressed as a percentage of base salary. For our CEO, the target bonus opportunity was 60% of base salary and for our Chief Financial Officer it was 40% of base salary.

After reviewing the achievement of the corporate goals and objectives as noted above and giving weight to the decline in the market capitalization of our company, the Compensation Committee determined that the NEOs should be awarded 50% of their cash bonus targets. A bonus pool, equal to 60% of the aggregate of individual bonus opportunities of all other employees, was established with the CEO having the authority to award individual bonuses from that pool. The cost of such cash bonuses for 2015 performance (but paid in February 2016) was approximately $0.4 million for NEOs and approximately $0.5 million for employees.

2015 Equity Awards for Performance in 2014

In February 2015, equity awards for performance in 2014 were granted to nine corporate officers (including our NEOs) in the form of RSUs. Five of these officers, including two NEOs, all of whom have served in high-level management positions from the early stages of our development, were granted special awards, as described under the caption “Determination of Equity Incentive Compensation”. The other four officers were granted RSUs based upon the 75th percentile of our peer group, as measured by the number of shares awarded as a percentage of total outstanding shares of common stock awarded. The RSUs awarded to the nine officers vest annually in one-third equal increments beginning one year after the date of grant. The total amount of the RSUs awarded is 2,102,615 having, on the date of grant, an approximate value of $30.3 million based on a share price of $14.63. As of the filing date of this report, the present value of those RSUs is significantly less.

All other employees of ours (excluding only certain recently-hired persons) were granted stock options priced at the 30-day volume weighted average price of our common stock as of the close the market on February 23, 2015. The amount of options granted was based upon the 50-75th percentile of our peer group, as measured by the salary of the recipient. All options vest annually in one-third equal increments beginning one year after the date of grant. The total amount of options awarded was 77,357, having an approximate value of $1.1 million.

2016 Equity Awards for Performance in 2015

In early 2016, following its review of our corporate performance for 2015, the Compensation Committee approved equity awards in the form of RSUs to the NEOs and other senior executives in amounts at or below the 25th% percentile of our peer group. Specifically 275,000 RSUs were awarded to Dr. Sirgo and 90,000 RSUs to Mr. De Paolantonio, both of which amounts were below the 25th percentile of our peer group when measured by the present monetary value of the awards. Dr. Finn, who retired on December 31, 2015, received an immediate award of 150,000 shares of common stock in fulfillment of our contractual obligation to him under his Retirement Agreement that was entered into in December 2015, as described further below. The total amount of the RSUs awarded to our NEOs and senior management for 2015 performance was 1,090,616 RSUs having, on the date of grant, an approximate value of $4.14 million based on a share price of $3.80.

All other employees of ours (excluding only certain recently-hired persons) were granted stock options priced at the 30-day volume weighted average price of our common stock as of the close the market on

January 28, 2016. All options vest annually in one-third equal increments beginning one year after the date of grant. The total amount of options awarded was 73,711, having an approximate value of $0.3 million.

Individual Performance and Compensation of the President and CEO

Dr. Sirgo’s base salary in 2015 of $550,000 had been effective January 1, 2015. His 2015 salary was slightly below the 50th percentile of our peer group and therefore was consistent with our compensation philosophy.

For 2015, the Compensation Committee actions with respect to Dr. Sirgo’s compensation are primarily a reflection of the disappointing degree to which our corporate objectives were achieved in 2015. In matters not expressed as corporate objectives, but nevertheless of material importance to his performance as CEO, the Compensation Committee determined that Dr. Sirgo performed at a relatively high level, most notably:(1) acquiring executive level personnel to support the changing nature of our operations and to compensate for the retirement of Dr. Finn; (2) acting expeditiously to address a slower and more challenging launch of BUNAVAIL® and laying the foundation for improvements in the marketing and sales of that product; (3) fostering a motivated, productive and harmonious workforce; (4) maintaining sound relationships with our key business partners including Endo and (5) maintaining sound and transparent relationships with our shareholder base and the investment community at large.

Individual Performance and Compensation of the Chief Financial Officer

Mr. De Paolantonio’s base salary in 2015 of $350,000 had been effective January 1, 2015. His 2015 salary was approximately at the 50th percentile of our peer group and therefore was consistent with our compensation philosophy.

As with the CEO, the Compensation Committee’s actions with respect to Mr. De Paolantonio are primarily a reflection of the disappointing degree to which our objectives were achieved in 2015. That said, Mr. De Paolantonio continues to effectively guide the financial functions, continuing a process, first begun in 2014, of adapting the reporting of financial operating results to reflect the commercialization of our products as well as our research and development activities. Additionally, Mr. De Paolantonio has effectively managed the budget and forecasting functions, integrated harmoniously with our independent auditors, and holds the confidence of the board of directors.

Individual Performance and Compensation of the Executive Vice President-Product Development

Dr. Finn’s base salary in 2015 of $375,000 had been effective January 1, 2015. His 2015 salary was approximately at the 50th percentile of our peer group and therefore is consistent with our compensation philosophy.

On December 16, 2015, we announced that Dr. Finn would voluntarily retire in good standing from his position effective as of December 31, 2015 (which we refer to as the Retirement Date).

In connection with this development, on December 16, 2015, we and Dr. Finn entered into a Retirement Agreement setting forth our mutual understandings regarding Dr. Finn’s retirement. Along with containing customary terms and conditions, under the Retirement Agreement Dr. Finn was entitled to receive (i) a $375,000 retirement bonus, payable quarterly in advance following his retirement, (ii) a customary cash bonus for services rendered by Dr. Finn during 2015 and (iii) a customary equity bonus for services rendered by Dr. Finn during 2015, to be determined in accordance with our prevailing compensation policies and procedures. In addition: (i) Dr. Finn will be allowed to retain all of his fully vested options to purchase shares of our common stock received under our equity incentive plans for the remaining life of such options, so long as such options have fully vested on or before the Retirement Date, and (ii) all unvested restricted stock units previously issued under our equity incentive plans and held by Dr. Finn as of the Retirement Date were cancelled and, in lieu thereof,

Dr. Finn was awarded a one-time issuance of shares of our common stock based upon a net present valuation of the cancelled restricted stock units as set forth in the Retirement Agreement (which resulted in an issuance of 513,221 shares of common stock). The Compensation Committee and our board of directors approved the Retirement Agreement in recognition of Dr. Finn’s many years of outstanding contributions, particularly in his management of our drug development activities.

Accounting and Tax Considerations

ASC 718. On January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Accounting Standards Codification 718 (ASC 718), Share-Based Payments. To date, the adoption of ASC 718 has not impacted our stock option granting practices.

Internal Revenue Code Section 162(m). Beginning for our fiscal year ending December 31, 2014, we began to take into account the limitations on the deductibility of base salary or bonus amounts as required under Section 162(m) of the Internal Revenue Code since the aggregate salary and bonus payments for certain of our NEOS were above the $1,000,000 deductibility limitation. These limitations did not, however, impact the Compensation Committees’ compensation analysis in 2015.

Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409(A), deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our executive officers.

Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each NEO who receives “excess parachute payments” in connection with his or her severance from us in connection with a change in control. We consider the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when structuring post-termination compensation payable to our executive officers and generally provide a mechanism for a “better after tax” result for the NEO, which we believe is a reasonable balance between our interests, on the one hand, and the executive’s compensation on the other.

Compensation Risk Assessment

In reviewing our compensation policy and practices for its NEOs as well as for other employees, the Compensation Committee evaluated whether any unnecessary risk-taking was associated with our compensation policies. The Compensation Committee did not identify any risks arising from our compensation policies and practices reasonably likely to have a material adverse effect on us.

Compensation Committee Independence

All members of the Compensation Committee are independent directors and do not have any formal ties or relationship with any members of management or their relatives.

Executive Compensation

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2015, 2014 and 2013. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2015.

Name and principal position(*)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(22)		Option Awards ($)(19)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark A. Sirgo,
Pharm.D.	2015	550,000	143,700	(1)	11,770,904	(2)	—	—	—	21,323	(3)	12,485,927
President, Chief	2014	469,441	281,976		2,591,977	(4)	—	—	—	33,286	(5)	3,376,680
Executive Officer and Director	2013	462,734	276,552		1,760,708	(6)	—	—	—	23,849	(7)	2,523,843

Ernest R. De Paolantonio,
CPA MBA	2015	350,000	52,500	(9)	1,509,450	(10)	—	—	—	34,704	(11)	1,946,654
Chief Financial	2014	294,231	76,664		227,054	(12)	—	—	—	33,716	(13)	631,665
Officer, Secretary and Treasurer(8)	2013	61,154	—		—		213,870	—	—	—		275,024

Andrew L. Finn, Pharm.D.	2015	375,000	64,800	(15)	5,876,085	(16)	—	—	—	23,649	(17)	6,339,534
Executive VP of	2014	307,013	124,140		1,365,995	(18)	—	—	—	38,958	(19)	1,836,106
Product Development(14)	2013	313,514	124,680		672,961	(20)	—	—	—	28,185	(21)	1,139,340

(*)

Table does not include information regarding Niraj Vasisht, Ph.D., Senior Vice President and Chief Technology Officer, who became a named executive officer as of January 1, 2016. See description of Dr. Vasisht’s employment agreement below.

(1)	The bonus disclosed in this item of $143,700 relates to 2014, but was contingent upon board approval, which occurred January 2015.
(2)

The stock awards disclosed in this item consists of 800,000 unvested executive RSU grants during 2015 with a fair market value (or FMV) of $14.63, which will vest in equal amounts over three years, and 8,189 vested RSUs FMV of $8.17 as issued during 2015 from the LTIP.

(3)	Includes: $8,073 of health insurance premiums paid and 401(k) matching of $13,250 paid in 2015.
(4)

The stock awards disclosed in this item consists of 290,511 unvested executive RSU grants during 2014 with a FMV of $8.87, which will vest in equal amounts over three years, and 1,705 vested RSUs with a FMV of $9.04 as issued during 2014 from the LTIP.

(5)	Includes: Vacation payout of $11,076, $14,385 of health insurance premiums paid and 401(k) matching of $14,385 paid in 2014.
(6)

The stock awards disclosed in this item consists of 420,000 unvested executive RSU grants during 2013 with a FMV of $4.16, which will vest in equal amounts over three years, and 3,446 vested RSUs as issued during 2013 with a FMV of $3.96 from the LTIP.

(7)	Includes: $9,392 of health insurance premiums paid and 401(k) matching of $14,457 paid in 2013.
(8)	Ernest R. DePaolantonio was hired as Chief Financial Officer on October 9, 2013.
(9)	The bonus disclosed in this item of $52,500 relates to 2014, but was contingent upon board approval, which occurred January 2015.
(10)	The stock awards disclosed in this item consists of 103,175 unvested executive RSU grants during 2015 with a FMV of $14.63, which will vest in equal amounts over three years.
(11)	Includes: $21,454 of health insurance premiums paid and 401(k) matching of $13,250 paid in 2015.
(12)	The stock awards disclosed in this item consists of 25,598 unvested executive RSU grants during 2014 with a FMV of $8.87, which will vest in equal amounts over three years.
(13)	Includes: $18,099 of health insurance premiums paid, 401(k) matching of $11,417 and $4,200 of relocation expenses paid in 2014.
(14)	Andrew L. Finn executed a retirement agreement effective December 31, 2015.
(15)	The bonus disclosed in this item of $64,800 relates to 2014, but was contingent upon board approval, which occurred January 2015.
(16)

The stock awards disclosed in this item consists of 400,000 unvested executive RSU grants during 2015 with a FMV of $14.63, which will vest in equal amounts over three years, and 2,948 vested RSUs FMV of $8.17 as issued during 2015 from the LTIP.

(17)	Includes: $10,399 of health insurance premiums paid and 401(k) matching of $13,250 paid in 2015.
(18)

The stock awards disclosed in this item consists of 153,387 unvested executive RSU grants during 2014 with a FMV of $8.87, which will vest in equal amounts over three years, and 614 vested RSUs with a FMV of $9.04 as issued during 2014 from the LTIP.

(19)	Includes: Vacation payout of $6,585, $9,810 of health insurance premiums paid and 401(k) matching of $22,563 paid in 2014.
(20)

The stock awards disclosed in this item consists of 160,601 unvested executive RSU grants during 2013 with a FMV of $4.16, which will vest in equal amounts over three years, and 1,240 vested RSUs as issued during 2013 with a FMV of $3.96 from the LTIP.

(21)	Includes: $9,392 of health insurance premiums paid and 401(k) matching of $18,793 paid in 2013.
(22)

The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees. All directors and officers have executed confidentiality and noncompetition agreements with us.

The following is a description of our current executive employment agreements:

Mark A. Sirgo, Pharm.D., President and Chief Executive Officer—Dr. Sirgo’s current employment agreement, dated February 22, 2007, as amended, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary (which was subject to modification with the approval of our Compensation Committee and is now 60%), and other employee benefits. Under the terms of his agreement, Dr. Sirgo received base salary in 2015 of $550,000 per year and a bonus of $143,700, which related to 2014 performance.

We may terminate Dr. Sirgo’s employment agreement without cause and Dr. Sirgo may resign upon 30 days advance written notice. We may immediately terminate Dr. Sirgo’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Sirgo’s employment for any reason, Dr. Sirgo will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Sirgo is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Sirgo terminates his employment for Good Reason (as defined in the employment agreement), Dr. Sirgo is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Sirgo will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 2. In addition, Dr. Sirgo’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Sirgo’s death or disability.

Dr. Sirgo’s employment agreement also includes a two-year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Ernest R. De Paolantonio, CPA, MBA, Chief Financial Officer, Secretary and Treasurer—Mr. De Paolantonio’s current employment agreement, dated October 1, 2013 includes a base salary of $300,000, target bonus of up to 35% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. Under the terms of his agreement, Mr. De Paolantonio received base salary in 2015 of $350,000 per year and a bonus of $52,500, which bonus was related to 2014 performance.

We may terminate Mr. De Paolantonio’s employment agreement without cause and Mr. De Paolantonio may resign without notice. We may immediately terminate Mr. De Paolantonio’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Mr. De Paolantonio’s employment for any reason, Mr. De Paolantonio will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. De Paolantonio is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Mr. De Paolantonio terminates his employment for Good Reason (as defined in the employment agreement), Mr. De Paolantonio is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. De Paolantonio will equal to 1 times the sum of his then current annual base salary. In addition, Mr. De Paolantonio’s employment agreement will terminate prior to its scheduled expiration date in the event of Mr. De Paolantonio’s death or disability.

Andrew L. Finn, Pharm.D., Executive Vice President of Product Development—Dr. Finn’s employment agreement, dated February 22, 2007, as amended, was subject to successive, automatic one-year extensions unless either party gave notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement included a base salary, target bonus of up to 50% of his base salary (which was subject to modification with the approval of our Compensation Committee and is now 40%), and other employee benefits. Under the terms of his agreement, Dr. Finn received base salary in 2015 of $375,000 per year and a bonus of $64,800, which bonus related to 2014 performance.

Dr. Finn’s employment agreement also included a two year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement.

On December 16, 2015, we announced that Dr. Finn would voluntarily retire in good standing from his position, effective as of December 31, 2015 (the “Retirement Date”). The decision by Finn to retire from his position did not involve any disagreement with us on any matter relating to our operations, policies or practices.

In connection with this development, on December 16, 2015, we and Dr. Finn entered into a Retirement Agreement (the “Agreement”) setting forth the mutual understandings of us and Dr. Finn regarding his retirement from our company. Along with containing customary terms and conditions, under the Agreement, Dr. Finn received or will receive (i) a $375,000 retirement bonus, payable quarterly in advance following his retirement, (ii) a customary cash bonus for services rendered by Dr. Finn during 2015, which was determined in accordance with our prevailing compensation policies and procedures and (iii) a customary equity bonus for services rendered by Dr. Finn during 2015, which was determined in accordance with our prevailing compensation policies and procedures. In addition: (i) Dr. Finn will be allowed to retain all of his fully vested options to purchase our common stock received under our equity incentive plans for the remaining life of such options, so long as such options have fully vested on or before the Retirement Date, and (ii) all unvested restricted stock units previously issued under our equity incentive plans and held by Dr. Finn as of the Retirement Date will be cancelled and, in lieu thereof, Dr. Finn will be awarded a one-time issuance of our common stock based upon a net present valuation of the cancelled restricted stock units as set forth in the Retirement Agreement. Pursuant to the cancellation of Dr. Finn’s unvested RSUs, in January 2016 we issued to Dr. Finn 513,221 shares of our common stock.

Niraj Vasisht, Ph.D., Senior Vice President and Chief Technology Officer—Dr. Vasisht’s current employment agreement, dated October 1, 2008, as amended, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 40% of his base salary (which was subject to modification with the approval of our Compensation Committee and is now 50%), and other employee benefits. Under the terms of his agreement, Dr. Vasisht received base salary in 2015 of $310,000 per year and a bonus of $57,400, which related to 2014 performance.

We may terminate Dr. Vasisht’s employment agreement without cause and Dr. Vasisht may resign upon 30 days advance written notice. We may immediately terminate Dr. Vasisht’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Vasisht ’s employment for any reason, Dr. Vasisht will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Vasisht is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Vasisht terminates his employment for Good Reason (as defined in the employment agreement), Dr. Vasisht is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Vasisht will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Dr. Vasisht’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Vasisht’s death or disability.

Dr. Vasisht’s employment agreement also includes a two year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Outstanding equity awards

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our name executive officers, as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested ($)
Mark A. Sirgo, Pharm.D	—	—		—	—	—	—	—	361,660	(2)	1,732,351
	—	—		—	—	—	—	—	140,000	(3)	670,600
	—	—		—	—	—	—	—	193,674	(4)	927,698
	—	—		—	—	—	—	—	800,000	(5)	3,832,000
	33,026	—		—	1.96	2/15/22	—	—	—		—
	45,421	—		—	1.78	2/9/22	—	—	—		—
	25,000	—		—	3.47	7/20/21	—	—	—		—
	22,369	—		—	3.55	2/25/21	—	—	—		—
	25,000	—		—	2.26	7/21/20	—	—	—		—
	34,265	—		—	2.43	7/21/20	—	—	—		—
	37,348	—		—	3.90	1/21/20	—	—	—		—
	25,000	—		—	5.40	7/22/19	—	—	—		—
	100,000	—		—	4.83	4/30/19	—	—	—		—
	9,175	—		—	3.05	1/22/19	—	—	—		—
	13,661	—		—	2.01	7/24/18	—	—	—		—
	48,448	—		—	2.85	1/31/18	—	—	—		—
	20,000	—		—	4.13	7/25/17	—	—	—		—
	434,000	—		—	6.63	4/13/17	—	—	—		—
	45,891	—		—	2.42	1/26/17	—	—	—		—

Ernest R. De Paolantonio, CPA MBA	—	—		—	—	—	—	—	35,000	(2)	167,650
	—	—		—	—	—	—	—	17,065	(4)	81,741
	37,106	18,553	(1)	—	5.39	10/17/23	—	—	—		—

Andrew L. Finn, Pharm.D(6)	—	—		—	—	—	—	—	130,198	(2)	623,648
	—	—		—	—	—	—	—	53,533	(3)	256,423
	—	—		—	—	—	—	—	102,258	(4)	489,816
	—	—		—	—	—	—	—	400,000	(5)	1,916,000
	18,128	—		—	1.96	2/15/22	—	—	—		—
	31,165	—		—	1.78	2/9/22	—	—	—		—
	15,348	—		—	3.55	2/25/21	—	—	—		—
	20,873	—		—	2.43	7/21/20	—	—	—		—
	22,751	—		—	3.90	1/21/20	—	—	—		—
	7,439	—		—	3.05	1/22/19	—	—	—		—
	33,231	—		—	2.01	7/24/18	—	—	—		—
	39,282	—		—	2.85	1/31/18	—	—	—		—
	100,000	—		—	6.63	4/13/17	—	—	—		—
	37,209	—		—	2.42	1/26/17	—	—	—		—

(1)	These unvested options will vest on October 17, 2016.

(2)

Unvested stock awards consist of Restricted Stock Units from our Long Term Incentive Plan (as defined under our 2011 Equity Incentive Plan) and which we refer to as Performance RSUs, which are rights to acquire shares of our common stock.

(3)

Unvested stock awards consist of Restricted Stock Units (as defined under our 2011 Equity Incentive Plan) which are rights to acquire shares of our common stock. These remaining unvested RSUs vest on September 21, 2016.

(4)

Unvested stock awards consist of Restricted Stock Units (as defined under our 2011 Equity Incentive Plan) which are rights to acquire shares of our common stock. These unvested RSUs vest as to one half on September 21, 2016 and the remaining half on February 22, 2017.

(5)

Unvested stock awards consist of Restricted Stock Units (as defined under our 2011 Equity Incentive Plan) which are rights to acquire shares of our common stock. These unvested RSUs vest as to one third on September 21, 2016, one third on February 23, 2017, and the remaining third on February 23, 2018.

(6)	Per Retirement Agreement, all RSUs have been terminated at January 1, 2016 and replaced with a single share issuance of 513,221 shares of our common stock.

Outstanding Equity Awards Narrative Disclosure

Amended and Restated 2001 Incentive Plan

In July 2011, our original Amended and Restated 2001 Incentive Plan expired. Options to purchase 1,938,039 shares of common stock were outstanding as of December 31, 2015 under the Amended and Restated 2001 Incentive Plan. Although the Amended and Restated 2001 Incentive Plan expired, the 1,938,039 options still outstanding under such plan are still exercisable. In April 2011, our board approved, and in July 2011, our stockholders approved a new 2011 Equity Incentive Plan, which is discussed below.

2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan was originally comprised of 4,200,000 shares of our common stock. The purpose of the 2011 Equity Incentive Plan is: (i) to align our interests and recipients of options under the plan by increasing the proprietary interest of such recipients in our growth and success, and (ii) to advance our interests by providing additional incentives to officers, key employees and well-qualified non-employee directors and consultants who provide services to us, who are responsible for our management and growth, or otherwise contribute to the conduct and direction of our business, operations and affairs. The Compensation Committee of our board of directors administers our incentive plan, selects the persons to whom options are granted and fixes the terms of such options. In July 2013, 2014 and 2015, our stockholders approved increases to our 2011 Equity Incentive Plan in the amounts of 2,600,000, 2,000,000 and 2,250,000, respectively.

Options may be awarded during the ten-year term of the plan to our employees (including employees who are directors), or consultants who are not employees and our other affiliates. Our plan provides for the grant of options that qualify as incentive stock options, or Incentive Stock Options, under Section 422A of the Internal Revenue Code of 1986, as amended, and options which are not Incentive Stock Options, or Non-Statutory Stock Options, as well as restricted stock and other awards. Only our employees or employees of our subsidiaries may be granted Incentive Stock Options. Our affiliates or consultants or others as may be permitted by our board of directors, may be granted Non-Statutory Stock Options.

Options to purchase 3,397,529 shares of our common stock at prices ranging from $1.38 to $16.57 are outstanding at December 31, 2015. There were no options granted during 2015 whose exercise price was lower than the estimated market price of the stock at the grant date.

Options issued during 2015 to employees and consultants under the 2011 Equity Incentive Plan totaled 684,629 shares, at exercise prices ranging from $5.36 to $13.09. There were no options issued to directors and officers under the 2011 Equity Incentive Plan during 2015 as we have migrated to the issuance of RSUs.

Option Exercises and Stock Vested

The following information sets forth stock options exercised by the executive officers during the year ended December 31, 2015:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Sirgo, Pharm.D.	69,000	223,200	245,026	3,483,925
Ernest R. De Paolantonio, CPA MBA	—	—	8,533	122,961
Andrew L. Finn, Pharm.D.	—	—	107,611	1,533,885

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interests.

Nonqualified Deferred Compensation

None of our employees participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our company’s best interests.

Grants of Plan-Based Awards in 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing stock price on Award date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Mark A. Sirgo, Pharm.D.	2/23/15					800,000						$11,704,000

Ernest R. De Paolantonio, CPA MBA	2/23/15					103,175						1,509,450

Andrew L. Finn, Pharm.D(2)	2/23/15					400,000						5,852,000

(1)	The stock awards disclosed in this item consists of RSUs issued under our 2011 Equity Incentive Plan with a FMV of $14.63, which vest in thirds beginning September 2016,
(2)	Per Retirement Agreement, all RSUs have been terminated at January 1, 2016 and replaced with a single share issuance of 513,221 shares of our common stock.

Narrative to Grants of Plan Based Awards Table

See Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based.

Options granted to employees vest over 36 months beginning on the first anniversary of the grant date at which time 33% of such options vest. These options expire in 10 years and are outstanding for as long as the individual is an active employee. Employee options qualify as Incentive Stock Options.

Potential Payments Under Severance/Change in Control Arrangements

The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2015 and (ii) the stock price was $4.79, which was the closing market price of our common stock on December 31, 2015, the last business day of the 2015 fiscal year.

Name	If Company Terminates Executive Without Cause or Executive Resigns with Good Reason ($)		Termination Following a Change in Control without Cause or Executive Resigns with Good Reason ($)
Mark A. Sirgo, Pharm.D.
Cash Payment	$846,154	(1)	$1,671,154	(1)
Acceleration of Options	—		738,166	(2)

Total Cash and Benefits	$846,154		$2,409,320

Ernest R. De Paolantonio, CPA MBA
Cash Payment	$533,104	(1)	$358,104	(1)
Acceleration of Options	—		—

Total Cash and Benefits	$533,104		$358,104

(1)	Includes severance payment and accrued and unused vacation time as of December 31, 2015.
(2)	Determined by taking excess of the fair market value of our common stock on December 31, 2015, less the exercise price of each accelerated option.
(3)	Dr. Finn is not included in the above table as he voluntarily retired at December 31, 2015.

For each of our executive officers, in their employment agreements the term “change of control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “change of control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of our company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i) An acquisition (whether directly from our company or otherwise) of any voting securities of our company by any person or entity, immediately after which such person or entity has beneficial ownership of forty percent (40%) or more of the combined voting power of our then outstanding voting securities.

(ii) The individuals who, as of the date hereof, are members of the our board of directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting our company, to constitute at least fifty-one percent (51%) of the members of our board of directors; or

(iii) Approval by our board of directors and, if required, our stockholders of, or our execution of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a change of control):

(A) A merger, consolidation or reorganization involving our company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, our company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of our company to any person or entity (other than a transfer to a subsidiary of our company).

The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.

Compensation of Directors Summary Table

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(7)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank E. O’Donnell, Jr.	346,850	(1)	5,885,538	(2)	—	—	—	20,808	(3)	6,253,196
William B. Stone	80,750		279,300	(4)	—	—	—	—		360,050
John J. Shea(5)	51,250		186,200	(6)	—	—	—	—		237,450
Samuel P. Sears, Jr.	63,750		186,200	(6)	—	—	—	—		249,950
Thomas W. D’Alonzo	47,000		186,200	(6)	—	—	—	—		233,200
Charles J. Bramlage	48,750		186,200	(6)	—	—	—	—		234,950
Barry I. Feinberg	51,250		186,200	(6)	—	—	—	—		237,450

(1)	Compensation for serving as Executive Chairman, which includes $71,850 as bonus, which relates to 2014 performance.
(2)

The stock awards disclosed in this item consists of 4,105 vested RSUs issued in 2015 with a FMV of $8.17 under our LTIP and 400,000 unvested RSUs issued as executive grants in 2015 with a FMV of $14.63 which vest in thirds beginning in 2016. Does not include 181,313 unvested RSUs to be issued under our LTIP upon the achievement of certain performance criteria.

(3)	Includes $20,808 in health benefits paid in 2015.
(4)	The stock awards disclosed in this item consists of 30,000 RSUs issued in 2015 with a FMV of $9.31 for serving on the board which half vested in 2015 and the remaining half vest in 2016.
(5)

Mr. Shea retired from our board of directors effective December 31, 2015. He is entitled to no further compensation after this date, but is entitled to receive the equity awards granted at the July 2016 annual meeting, which are for 2015 service.

(6)	The stock awards disclosed in this item consists of 20,000 RSUs issued in 2015 with a FMV of $9.31 for serving on the board which half vested in 2015 and the remaining half vest in 2016.
(7)

The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718.

Narrative to Director Compensation

The Compensation Committee of our board of directors reviews the Director Remuneration Policy, which establishes the compensation our directors earn for serving on our board of directors and individual committees. The policy follows (all annual cash retainers are paid quarterly in arrears):

•	$45,000 annual cash retainer to each board member.

•	$10,000 annual cash retainer to the Lead Director.

•	$20,000 annual cash retainer to the Chairman of the Audit Committee.

•	$15,000 annual cash retainer to the Chairman of the Compensation Committee.

•	$1,000 annual cash retainer to the Chairman of the Nominating & Corporate Governance Committee.

•	$1,000 annual cash retainer to each non-Chairman Audit Committee member.

•	$7,500 annual cash retainer to each non-Chairman Compensation Committee member.

•	$5,000 annual cash retainer to each non-Chairman Nominating & Corporate Governance Committee member.

•	20,000 restricted stock units of our common stock per year, to each director.

•	10,000 additional restricted stock units of our common stock per year to the Lead Director.

•	New directors will earn a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and restricted stock units.

Options granted previously to directors have vested immediately. These options expire in 10 years and are outstanding for the life of the option. Director options qualify as Non-Statutory Stock Options.

In July 2013, we amended our Director Remuneration Policy to reflect the new cash retainer to directors, plus the migration to RSUs instead of options. The total number of RSUs granted during the year ended December 31, 2015 was 150,000, of which 75,000 vested upon issuance in August 2015 and 75,000 vest in August 2016.

Performance Long Term Incentive Plan

In December 2012, by unanimous written consent following significant planning and discussion (as well as discussion with our outside compensation consultant Radford), the Committee approved the LTIP. The LTIP is designed as an incentive for our senior management (including our NEOs) to generate revenue for our company.

The LTIP consists of RSUs (as defined under our 2011 Equity Incentive Plan) which are rights to acquire shares of our common stock. All Performance RSUs granted under the LTIP will be granted under our 2011 Equity Incentive Plan (as the same may be amended, supplemented or superseded from time to time) as “Performance Compensation Awards” under such plan. The participants in the LTIP are either NEOs or senior officers of our company. Dr. Finn will also be entitled to participate in the 2015 LTIP award per his retirement agreement.

The term of the LTIP began with our fiscal year ended December 31, 2012 and lasts through our fiscal year ended December 31, 2019. The total number of Performance RSUs covered by the LTIP is 1,078,000, of which 978,000 were awarded in 2012 and 35,000 were awarded November 2015 (the remaining 195,198 Performance RSUs being reserved for future hires, which includes forfeitures). A total of 21,356, 4,447 and 8,986 RSUs vested during the years ended December 31, 2015, 2014 and 2013, respectively. The Performance RSUs under the LTIP did not vest upon granting, but instead are subject to potential vesting each year over the 8 year term of the LTIP depending on the achievement of revenue by our company, as reported in our Annual Report on Form 10-K. Performance RSUs will be valued on the day of issuance and will vest annually on the last day preceding the first open window after filing our Annual Report on Form 10-K based on the revenue achieved during the prior fiscal year as a proportion of the total cumulative revenue target for the entire term of the LTIP (which we call the Predefined Cumulative Revenue). Predefined Cumulative Revenue is a predefined aggregate revenue target for the entire term of the LTIP that was determined by the Committee in conjunction with our executive management. The Predefined Cumulative Revenue may be adjusted by the Committee upon the occurrence of extraordinary corporate events during the term of the LTIP (such as acquisitions by our company of revenue generating businesses or assets).

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Compensation Committee of our board of directors, or other committee serving an equivalent function. None of the members of our Compensation Committee has ever been our employee or one of our officers.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF MARK A. SIRGO AND THOMAS W. D’ALONZO TO EACH SERVE AS A CLASS II DIRECTOR ON THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE 2019 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED OR UNTIL THEIR EARLIER RESIGNATION OR REMOVAL.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016

On January 28, 2016, the Audit Committee of the Board appointed the firm of Cherry Bekaert LLP (“CB”) to serve as our registered public accounting firm for our fiscal year ended December 31, 2016. The independent accountant’s report of CB on our consolidated financial statements for the year ended December 31, 2015 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees. The aggregate fees billed by CB for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2015 and 2014 totaled $171,200 and $151,200, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees. The aggregate fees billed by CB for audit-related fees for the years ended December 31, 2015 and 2014 were $21,500 and $20,000, respectively.

Tax Fees. The aggregate fees billed by Romeo, Wiggins & Company, LLP for professional services rendered for tax compliance were $33,275 for the year ended December 31, 2015. The aggregate fees billed by CB for professional services rendered for tax compliance were $20,000 for the year ended December 31, 2015. The fees were provided in consideration of services consisting of preparation of tax returns and related tax advice.

All Other Fees. None.

The Audit Committee of our board of directors has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit and non-audit services provided by CB in 2015 and tax services from Romeo, Wiggins & Company, LLP in 2015. Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing audit services provided by CB.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure. None.

A representative of CB is expected to attend the Meeting, will have the opportunity to make a statement should he desire to do so and to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPROVAL OF THE APPOINTMENT OF CHERRY BEKAERT LLP AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016.

PROPOSAL 3

ADVISORY VOTE ON OUR 2015 EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires public companies to provide stockholders with periodic advisory (non-binding) votes on executive compensation, also referred to as “say-on-pay” proposals.

As described under the heading, “Executive Compensation,” in this Proxy Statement, our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our executive officers are rewarded for the achievement of annual, long-term and strategic goals, and corporate goals. Please read the “Executive Compensation” section beginning on page 29 for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our Chief Executive Officer and each of the two other most highly compensated executive officers during 2015 (collectively, the “Named Executive Officers”).

We are asking our stockholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather to address the overall compensation of our Named Executive Officers and the philosophy, policy and practices as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2016 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for the fiscal year ended December 31, 2015, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Pursuant to the Exchange Act and the rules promulgated thereunder, this vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any change to the fiduciary duties of the Board or the Compensation Committee or any additional fiduciary duty by the Board or the Compensation Committee or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Board and the Compensation Committee, however, may in their discretion take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER INFORMATION

Proxy Solicitation

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers and regular employees may solicit proxies personally or by telephone. We do not intend to utilize a paid solicitation agent.

Proxies

A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to our Secretary, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of our Board.

Securities Outstanding; Votes Required

As of the close of business on the Record Date there were 53,594,979 shares of Common Stock outstanding. As of the Record Date, 2,093,155 shares of Series A preferred stock were outstanding. Stockholders are entitled to one vote for each share of Common Stock owned. The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for approval of the proposals. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

Other Business

Our Board knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth, as of May 10, 2016, common stock held by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of common stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of common stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of BioDelivery Sciences International, Inc., 4131 ParkLake Avenue, Suite #225, Raleigh, NC 27612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class as of May 10, 2016(1)
Broadfin Capital, LLC(2)	5,188,794	9.68%
Armistice Capital, LLC(3)	3,132,000	5.84%
Blackrock, Inc.(4)	2,867,492	5.35%
FMR, LLC(5)	2,703,352	5.04%
Hopkins Capital Group II, LLC(6)	1,685,490	3.14%
Frank E. O’Donnell, Jr., M.D.(7)	1,825,161	3.41%
Mark A. Sirgo, Pharm.D.(8)	2,066,823	3.79%
Ernest R. De Paolantonio, CPA MBA(9)	50,489	*
Niraj Vasisht, Ph.D.(10)	232,916	*
William B. Stone(11)	312,675	*
Samuel P. Sears, Jr(12)	64,363	*
Thomas W. D’Alonzo(13)	141,379	*
Charles J. Bramlage(14)	28,150	*
Barry I. Feinberg(15)	63,500	*
All Directors and Officers as a group (9 persons)	4,965,456	9.00%

*	Less than 1%
(1)	Based on 53,594,979 shares of common stock outstanding as of May 10, 2016 and shares beneficially owned by the referenced parties as described below.
(2)	Based on 13G/A filed with the SEC on February 12, 2016 by Broadfin Capital, LLC.
(3)	Based on 13G filed with the SEC on January 21, 2016 by Armistice Capital LLC.
(4)	Based on 13G filed with the SEC on January 28, 2016 by Blackrock, Inc.
(5)	Based on 13G filed with the SEC on February 12, 2016 by FMR, LLC.
(6)	The address for Hopkins Capital Group II, LLC is 324 S Hyde Park, Suite 350, Tampa, FL. 33606.
(7)

Dr. O’Donnell is our Executive Chairman of the Board and a Director. Includes the shares owned by Hopkins Capital Group II, LLC, as to which Dr. O’Donnell disclaims beneficial interest (see note 6). Excludes 167,500 shares owned by The Francis E. O’Donnell, Jr. Irrevocable Trust #1, of which Dr. O’Donnell’s sister, Kathleen O’Donnell, is trustee, and as to which Dr. O’Donnell disclaims beneficial interest. In addition, this number includes 139,671 shares owned personally by Dr. O’Donnell and options to purchase 180,000 shares of our common stock, all of which is currently exercisable. Does not include 70,000 shares of unvested RSUs which vest September 21, 2016. Does not include 96,837 shares of unvested RSUs which vest in one half September 21, 2016 and the remaining half February 2017. Does not include 400,000 shares of unvested RSUs which vest in thirds beginning September 21, 2016. Also does not include 181,313 shares of unvested RSUs potentially issuable under our LTIP if certain pre-determined company revenue targets are achieved. Dr. O’Donnell’s address is 865 Longboat Club Road, Longboat Key FL. 34228.

(8)

Includes 1,145,739 shares owned by Dr. Sirgo, our President and Chief Executive Officer. Includes options to purchase 918,604 shares of common stock, all of which are currently exercisable. Does not include 140,000 shares of unvested RSUs which vest September 21, 2016. Does not include 193,674 shares of unvested RSUs which vest in one half September 21, 2016 and the remaining half February 2017. Does not include 800,000 shares of unvested RSUs which vest in thirds beginning September 21, 2016. Also does not include 361,660 unvested RSUs potentially issuable under our LTIP if certain pre-determined company revenue targets are achieved. Dr. Sirgo’s address is 606 Wayne Drive, Raleigh, NC. 27609.
(9)

Mr. De Paolantonio is our Chief Financial Officer, Secretary and Treasurer. Includes 13,383 shares owned by Mr. De Paolantonio. Includes options to purchase 37,106 shares of common stock, all of which are currently exercisable. Excludes options to purchase 18,553 shares of common stock which are not currently exercisable. Does not include 17,065 shares of unvested RSUs which vest one half September 21, 2016 and the remaining half February 2017. Does not include 103,175 shares of unvested RSUs which vest in thirds beginning September 21, 2016. Mr. De Paolantonio’s address is 4209 Lassiter Mill Road, Raleigh, NC. 27609.

(10)

Dr. Vasisht is our Senior Vice President and Chief Technology Officer as of January 1, 2016. Includes 68,420 shares owned by Dr. Vasisht. Includes options to purchase 164,496 shares of common stock, all of which are currently exercisable. Does not include 33,333 shares of unvested RSUs which vest one half September 21, 2016 and the remaining half January 2017. Does not include 27,666 shares of unvested RSUs which vest September 21, 2016. Does not include 49,960 shares of unvested RSUs which vest one half September 21, 2016 and the remaining half February 2017. Does not include 200,000 shares of unvested RSUs which vest in thirds beginning September 21, 2016. Also does not include 106,087 unvested RSUs potentially issuable under our LTIP if certain pre-determined company revenue targets are achieved. Dr. Vasisht’s address is 230 Shillings Chase, Cary, NC. 27518.

(11)

Mr. Stone is a Director. Includes 107,675 shares owned and options to purchase 205,000 shares of our common stock, all of which are currently exercisable. Does not include 15,000 shares of unvested RSUs which will vest August 2016. Mr. Stone’s address is 11120 Geyer Downs Lane, Frontenac MO. 63131.

(12)

Mr. Sears is a Director. Includes 51,863 shares owned and options to purchase 12,500 shares of our common stock, all of which are currently exercisable. Does not include 10,000 shares of unvested RSUs which will vest August 2016. Mr. Sears’ address is 2 Spring Avenue, S. Hamilton, MA. 01982.

(13)

Mr. D’Alonzo is a Director. Includes 106,379 shares owned and options to purchase 35,000 shares of our common stock, all of which are currently exercisable. Does not include 10,000 shares of unvested RSUs which will vest August 2016. Mr. D’Alonzo’s address is 81 Seagate Drive, Unit 503, Naples, FL. 34103.

(14)

Mr. Bramlage is a Director. Includes 28,150 shares owned. Does not include 10,000 shares of unvested RSUs which will vest August 2016. Mr. Bramlage’s address is 7707 Sutton Place, New Albany, OH. 43054

(15)	Dr. Feinberg is a Director. Includes 63,500 shares owned. Does not include 10,000 shares of unvested RSUs which will vest August 2016. Dr. Feinberg’s address is 3 Somerset Downs, St. Louis, MO. 63124.

Certain Relationships and Related Transactions

As of December 31, 2001, our board of directors appointed an Audit Committee consisting of independent directors. The Audit Committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions. The Audit Committee and/or our independent directors independently reviewed, ratified and/or approved, as the case may be, the agreements described below. From time to time, after compliance with our internal policies and procedures, we have entered into related party contracts, some of which were amended subsequently in accordance with the same policies and procedures.

The following is a listing of our related party transactions:

On November 30, 2000, we entered into an agreement with Biotech Specialty Partners, LLC, or BSP, an emerging alliance of early stage biotechnology and specialty pharmaceutical companies. BSP to date has not distributed any pharmaceutical products. Under this agreement, BSP will serve as a nonexclusive distributor of our products in consideration of a ten (10%) percent discount to the wholesale price, which our board of directors has determined to be commercially reasonable. BSP has waived its rights under this agreement with respect to Arius’ products which include the BEMA® technology. Hopkins Capital Group, which is affiliated with Dr. Frank E. O’Donnell, Jr., our Executive Chairman of the Board and a director, are affiliated as stockholders, and Dr. O’Donnell is a member of the management of BSP.

As a matter of corporate governance policy, we have not and will not make loans to officers or loan guarantees available to “promoters” as that term is commonly understood by the SEC and state securities authorities.

We believe that the terms of the above transactions with affiliates were as favorable to us or our affiliates as those generally available from unaffiliated third parties. At the time of certain of the above referenced transactions, we did not have sufficient disinterested directors to ratify or approve the transactions; however, the present board of directors includes five independent directors which constitute a majority as required by NASDAQ Stock Market rules. We believe that William B. Stone, Samuel P. Sears, Jr., Thomas W. D’Alonzo, Charles J. Bramlage and Barry I. Feinberg qualify as independent directors for NASDAQ Stock Market purposes.

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Deadline for Submission of Stockholder Proposals for 2016 Annual Meeting of Stockholders

Stockholders may present proposals intended for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company in accordance with the time schedules set forth in, and otherwise in compliance with, applicable SEC regulations, and the Company’s Amended and Restated Bylaws, as applicable. Proposals submitted not in accordance with such regulations will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2016 Proxy Statement.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Ernest R. De Paolantonio. Mr. De Paolantonio will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Additional Information

Accompanying this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2015. Such Report constitutes our Annual Report to Stockholders for purposes of Rule 14a-3 under the Exchange Act. Such Report includes our audited financial statements for the fiscal year ended December 31, 2015 and certain other financial information, which is incorporated by reference herein. We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact Ernest R. De Paolantonio, Chief Financial Officer of the Company, at (919) 582-9050.

PROXY

BioDelivery Sciences International, Inc.

4131 ParkLake Ave., Suite #225

Raleigh, North Carolina 27612

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS MARK A. SIRGO AND ERNEST R. DE PAOLANTONIO, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF BIODELIVERY SCIENCES INTERNATIONAL, INC. HELD OF RECORD BY THE UNDERSIGNED ON MAY 31, 2016, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 30, 2016, OR ANY ADJOURNMENT THEREOF.

1. Reelection of Mark A. Sirgo and Thomas W. D’Alonzo as Class II directors, to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal.

[    ] FOR THE NOMINEES

[    ] WITHHOLD AUTHORITY FOR THE NOMINEES

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry Bekaert LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2016;

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3. To approve, by a non-binding vote, the Company’s 2015 executive compensation.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4. In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.